EXHIBIT 99.1

May 22, 2023
Victor H. Mendelson (305) 374-1745 ext. 7590
Carlos L. Macau, Jr. (954) 987-4000 ext. 7570

HEICO CORPORATION REPORTS RECORD OPERATING INCOME AND NET SALES FOR THE SECOND QUARTER AND FIRST SIX MONTHS OF FISCAL 2023

2nd Quarter of Fiscal 2023 Net Income up 24% on Record Operating Income, which Increased 28%, and Record Net Sales, which Increased 28%

HOLLYWOOD, FL and MIAMI, FL -- HEICO CORPORATION (NYSE: HEI.A) (NYSE: HEI) today reported net sales increased 28% to a record $687.8 million in the second quarter of fiscal 2023, up from $538.8 million in the second quarter of fiscal 2022. Operating income increased 28% to a record $157.1 million in the second quarter of fiscal 2023, up from $122.8 million in the second quarter of fiscal 2022. The Company's consolidated operating margin was 22.8% in both the second quarter of fiscal 2023 and 2022.

Net sales increased 27% to a record $1,308.8 million in the first six months of fiscal 2023, up from $1,029.2 million in the first six months of fiscal 2022. Operating income increased 29% to a record $286.5 million in the first six months of fiscal 2023, up from $221.6 million in the first six months of fiscal 2022. The Company's consolidated operating margin improved to 21.9% in the first six months of fiscal 2023, up from 21.5% in the first six months of fiscal 2022.

Improvement in the commercial aerospace market has resulted in eleven consecutive quarters of sequential growth in net sales and operating income at the Flight Support Group.

Net income increased 24% to $105.1 million, or $.76 per diluted share, in the second quarter of fiscal 2023, up from $85.0 million, or $.62 per diluted share, in the second quarter of fiscal 2022. Net income increased 15% to $198.1 million, or $1.43 per diluted share, in the first six months of fiscal 2023, up from $171.9 million, or $1.25 per diluted share, in the first six months of fiscal 2022.

EBITDA increased 28% to $187.2 million in the second quarter of fiscal 2023, up from $146.6 million in the second quarter of fiscal 2022. EBITDA increased 28% to $344.3 million in the first six months of fiscal 2023, up from $268.8 million in the first six months of fiscal 2022. See our reconciliation of net income attributable to HEICO to EBITDA at the end of this press release.

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Consolidated Results

Laurans A. Mendelson, HEICO’s Chairman and CEO, commented on the Company's second quarter results stating, "We are very pleased to report record quarterly consolidated net sales at both the Flight Support Group and the Electronic Technologies Group. These results reflect 10% consolidated organic growth in our net sales principally arising from a continued rebound in demand for our commercial aerospace products and services and the contributions from our fiscal 2023 and 2022 acquisitions.

Our total debt to shareholders' equity ratio was 26.4% as of April 30, 2023, as compared to 11.0% as of October 31, 2022. Our net debt (total debt less cash and cash equivalents) of $627.5 million as of April 30, 2023 to shareholders’ equity ratio was 21.9% as of April 30, 2023, as compared to 5.7% as of October 31, 2022.

Our total debt to net income attributable to HEICO ratio was 2.0x as of April 30, 2023, as compared to .83x as of October 31, 2022. Our net debt to EBITDA ratio was .94x and .25x as of April 30, 2023 and October 31, 2022, respectively.

The increase in our debt ratios in the first six months of fiscal 2023 principally reflect the impact from financing the purchase of Exxelia International in January 2023.

Cash flow provided by operating activities was $77.8 million in the second quarter of fiscal 2023, as compared to $96.8 million in the second quarter of fiscal 2022. Cash flow provided by operating activities in the second quarter of fiscal 2023 reflects an increase in working capital principally driven by an increase in inventories to support our increased consolidated backlog. We continue to forecast strong cash flow from operations for fiscal 2023.

Earlier this month, we announced that HEICO entered into an agreement to acquire 100% of Wencor Group (“Wencor”) for $1.9 billion in cash and $150 million in HEICO Class A Common Stock. The transaction's closing, which is expected to occur by the end of calendar 2023, would be HEICO's largest-ever in terms of purchase price, as well as revenues and income acquired, and is subject to customary closing conditions, including, among others, antitrust clearance. Additionally, Wencor is expected to be accretive to HEICO's earnings within a year of the transaction's closing and will be a part of HEICO's Flight Support Group.

As we look ahead to the remainder of fiscal 2023, we continue to anticipate net sales growth in both operating segments, principally driven by demand for the majority of our products. Additionally, continued inflationary pressures and lingering supply chain disruptions stemming from the COVID-19 pandemic may lead to higher material and labor costs. During fiscal 2023, we plan to continue our commitments to developing new products and services, further market penetration, and an aggressive acquisition strategy while maintaining our financial strength and flexibility."

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Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's record second quarter results stating, "Continuing our growth trend, we achieved quarterly increases of 51% and 28% in operating income and net sales, respectively, as compared to the second quarter of fiscal 2022. These results principally reflect robust 20% quarterly organic net sales growth mainly driven by our commercial aerospace parts and services. The Flight Support Group has now achieved eleven consecutive quarters of growth in operating income and net sales.

The Flight Support Group's net sales increased 28% to a record $392.2 million in the second quarter of fiscal 2023, up from $306.3 million in the second quarter of fiscal 2022. The Flight Support Group's net sales increased 32% to a record $763.5 million in the first six months of fiscal 2023, up from $579.0 million in the first six months of fiscal 2022. The net sales increase in the second quarter and first six months of fiscal 2023 reflects strong organic growth of 20% and 22%, respectively, as well as the impact from our profitable fiscal 2022 acquisitions. The organic growth mainly reflects increased demand for the majority of our commercial aerospace products and services resulting from continued recovery in global commercial air travel as compared to the second quarter and first six months of fiscal 2022.

The Flight Support Group's operating income increased 51% to a record $99.9 million in the second quarter of fiscal 2023, up from $66.2 million in the second quarter of fiscal 2022. The operating income increase principally reflects the previously mentioned net sales growth, an improved gross profit margin and the impact from the amendment and termination of a contingent consideration agreement, partially offset by an increase in performance-based compensation expense. The improved gross profit margin principally reflects higher net sales within our aftermarket replacement parts and specialty products product lines.

The Flight Support Group's operating income increased 55% to a record $183.5 million in the first six months of fiscal 2023, up from $118.6 million in the first six months of fiscal 2022. The operating income increase principally reflects the previously mentioned net sales growth, an improved gross profit margin and efficiencies realized from the higher net sales volume. The improved gross profit margin principally reflects higher net sales within our aftermarket replacement parts and specialty products product lines, and lower inventory obsolescence expenses in the first six months of fiscal 2023 mainly due to increased demand within our aftermarket replacement parts product line.

The Flight Support Group's operating margin improved to 25.5% in the second quarter of fiscal 2023, up from 21.6% in the second quarter of fiscal 2022. The operating margin increase principally reflects the previously mentioned improved gross profit margin and a decrease in SG&A expenses as a percentage of net sales mainly reflecting the previously mentioned amendment and termination of a contingent

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consideration agreement, partially offset by higher performance-based compensation expense.

The Flight Support Group's operating margin improved to 24.0% in the first six months of fiscal 2023, up from 20.5% in the first six months of fiscal 2022. The operating margin increase principally reflects the previously mentioned improved gross profit margin and decreased SG&A expenses as a percentage of net sales."

Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO’s Electronic Technologies Group, commented on the Electronic Technologies Group's second quarter results stating, "Improved demand for the majority of our products and the net sales contribution from the recent acquisition of Exxelia drove record net sales in the quarter. Organic net sales growth from our other electronics, commercial aerospace and space products were achieved during the quarter, while defense products net sales decreased. Based on the Electronic Technologies Group's overall backlog as of April 30, 2023, we expect an increase in demand for our defense products at some point over the next twelve months.
The Electronic Technologies Group's net sales increased 27% to a record $301.8 million in the second quarter of fiscal 2023, up from $237.4 million in the second quarter of fiscal 2022. The Electronic Technologies Group's net sales increased 21% to a record $556.8 million in the first six months of fiscal 2023, as compared to $459.7 million in the first six months of fiscal 2022. The net sales increase in the second quarter and first six months of fiscal 2023 principally reflects the impact from our fiscal 2023 and 2022 acquisitions as well as increased net sales of other electronics, aerospace, and space products offset by decreased defense products net sales.

The Electronic Technologies Group's operating income increased 3% to $68.0 million in the second quarter of fiscal 2023, up from $66.0 million in the second quarter of fiscal 2022. The operating income increase principally reflects the previously mentioned higher net sales volume, partially offset by a lower gross profit margin and a lower level of efficiencies mainly resulting from the impact of the Exxelia acquisition. The lower gross profit margin principally reflects decreased net sales of defense products, partially offset by increased net sales of our other electronics and aerospace products.

The Electronic Technologies Group's operating income increased 2% to $124.5 million in the first six months of fiscal 2023, up from $121.6 million in the first six months of fiscal 2022. The operating income increase principally reflects the previously mentioned higher net sales volume, partially offset by a lower gross profit margin and higher acquisition costs related to the Exxelia acquisition. The lower gross profit margin principally reflects a sales mix of decreased net sales of our defense products, partially offset by increased net sales of our other electronics and aerospace products.

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The Electronic Technologies Group's operating margin was 22.5% in the second quarter of fiscal 2023, as compared to 27.8% in the second quarter of fiscal 2022. The lower operating margin principally reflects the previously mentioned lower gross profit margin and increased SG&A expenses as a percentage of net sales mainly from the previously mentioned lower efficiencies.

The Electronic Technologies Group's operating margin was 22.4% in the first six months of fiscal 2023, as compared to 26.4% in the first six months of fiscal 2022. The lower operating margin principally reflects the previously mentioned lower gross profit margin and increased SG&A expenses as a percentage of net sales mainly from the previously mentioned higher acquisition costs."

Non-GAAP Financial Measures

To provide additional information about the Company's results, HEICO has discussed in this press release its EBITDA (calculated as net income attributable to HEICO adjusted for depreciation and amortization expense, net income attributable to noncontrolling interests, interest expense and income tax expense), its net debt (calculated as total debt less cash and cash equivalents), its net debt to shareholders' equity ratio (calculated as net debt divided by shareholders' equity) and its net debt to EBITDA ratio (calculated as net debt divided by EBITDA), which are not prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

These non-GAAP measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate the performance of its business and believes the presentation of these measures enhance an investor's ability to analyze trends in the Company’s business and to evaluate the Company’s performance relative to other companies in its industry. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company's results of operations in conjunction with their corresponding GAAP measures. Pursuant to the requirements of Regulation G of the Securities and Exchange Act of 1934, the Company has provided a reconciliation of these non-GAAP measures in the last table included in this press release.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the

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share classes is the voting rights. The Class A Common Stock (HEI.A) carries 1/10 vote per share and the Common Stock (HEI) carries one vote per share.)

There are currently approximately 82.3 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 54.7 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO’s two classes of common stock on most websites are HEI.A and HEI. However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Tuesday, May 23, 2023 at 9:00 a.m. Eastern Daylight Time to discuss its second quarter results. Individuals wishing to participate in the conference call should dial: US and Canada (888) 254-3590, International (646) 828-8193, wait for the conference operator and provide the operator with the Conference ID 7575341. A digital replay will be available two hours after the completion of the conference for 14 days. To access the replay, please visit our website at www.heico.com under the Investors section for details.

HEICO Corporation is engaged primarily in the design, production, servicing and distribution of products and services to certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group. HEICO’s customers include a majority of the world’s airlines and overhaul shops, as well as numerous defense and space contractors and military agencies worldwide, in addition to medical, telecommunications and electronics equipment manufacturers. For more information about HEICO, please visit our website at www.heico.com.

Certain statements in this press release will constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: the severity, magnitude and duration of public health threats, such as the COVID-19 pandemic (“Health Emergencies”); HEICO's liquidity and the amount and timing of cash generation; lower commercial air travel caused by Health Emergencies and their aftermath, airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and services at profitable pricing levels, which could reduce our sales or sales growth; product development or manufacturing difficulties, which could increase our product development and manufacturing costs and delay sales; our ability to make acquisitions, including obtaining any applicable domestic and/or foreign governmental approvals, and achieve operating synergies from acquired businesses; customer credit risk; interest, foreign

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currency exchange and income tax rates; economic conditions, including the effects of inflation, within and outside of the aviation, defense, space, medical, telecommunications, and electronics industries, which could negatively impact our costs and revenues; and defense spending or budget cuts, which could reduce our defense-related revenue. With regard to the pending acquisition of Wencor, capital markets and economic conditions could adversely affect HEICO's ability to obtain debt financing on the terms and timing contemplated, regulatory approvals may delay or otherwise impact the acquisition, and Wencor's business may not perform as expected due to the same factors listed above that may affect HEICO's business. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended April 30,
	2023	2022
Net sales	$687,841	$538,813
Cost of sales	421,329	327,584
Selling, general and administrative expenses	109,422	88,452
Operating income	157,090	122,777
Interest expense	(11,373)	(979)
Other income	343	314
Income before income taxes and noncontrolling interests	146,060	122,112
Income tax expense	31,000	29,000
Net income from consolidated operations	115,060	93,112
Less: Net income attributable to noncontrolling interests	9,940	8,102
Net income attributable to HEICO	$105,120	$85,010

Net income per share attributable to HEICO shareholders:
Basic	$.77	$.63
Diluted	$.76	$.62

Weighted average number of common shares outstanding:
Basic	136,916	135,891
Diluted	138,600	137,867

	Three Months Ended April 30,
	2023	2022
Operating segment information:
Net sales:
Flight Support Group	$392,202	$306,313
Electronic Technologies Group	301,759	237,393
Intersegment sales	(6,120)	(4,893)
	$687,841	$538,813

Operating income:
Flight Support Group	$99,912	$66,197
Electronic Technologies Group	67,979	65,988
Other, primarily corporate	(10,801)	(9,408)
	$157,090	$122,777

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Six Months Ended April 30,
	2023		2022
Net sales	$1,308,756		$1,029,156
Cost of sales	798,445		627,717
Selling, general and administrative expenses	223,787		179,840
Operating income	286,524		221,599
Interest expense	(17,441)		(1,775)
Other income	982		540
Income before income taxes and noncontrolling interests	270,065		220,364
Income tax expense	52,000	(a)	33,000	(b)
Net income from consolidated operations	218,065		187,364
Less: Net income attributable to noncontrolling interests	19,918		15,433
Net income attributable to HEICO	$198,147	(a)	$171,931	(b)

Net income per share attributable to HEICO shareholders:
Basic	$1.45	(a)	$1.27	(b)
Diluted	$1.43	(a)	$1.25	(b)

Weighted average number of common shares outstanding:
Basic	136,786		135,763
Diluted	138,590		137,916

	Six Months Ended April 30,
	2023		2022
Operating segment information:
Net sales:
Flight Support Group	$763,480		$578,994
Electronic Technologies Group	556,818		459,729
Intersegment sales	(11,542)		(9,567)
	$1,308,756		$1,029,156

Operating income:
Flight Support Group	$183,521		$118,573
Electronic Technologies Group	124,516		121,576
Other, primarily corporate	(21,513)		(18,550)
	$286,524		$221,599

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HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a)During the first quarter of fiscal 2023, the Company recognized a $6.2 million discrete tax benefit from stock option exercises, which, net of noncontrolling interests, increased net income attributable to HEICO by $6.1 million, or $.04 per basic and diluted share.

(b)During the first quarter of fiscal 2022, the Company recognized a $17.8 million discrete tax benefit from stock option exercises, which, net of noncontrolling interests, increased net income attributable to HEICO by $17.5 million, or $.13 per basic and diluted share.

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HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	April 30, 2023	October 31, 2022
Cash and cash equivalents	$127,161	$139,504
Accounts receivable, net	361,057	294,848
Contract assets	103,448	93,978
Inventories, net	721,569	582,471
Prepaid expenses and other current assets	53,404	41,929
Total current assets	1,366,639	1,152,730
Property, plant and equipment, net	273,856	225,879
Goodwill	2,031,235	1,672,425
Intangible assets, net	844,319	733,327
Other assets	354,150	311,135
Total assets	$4,870,199	$4,095,496

Short-term and current maturities of long-term debt	$18,860	$1,654
Other current liabilities	447,968	419,205
Total current liabilities	466,828	420,859
Long-term debt, net of current maturities	735,779	288,620
Deferred income taxes	94,468	71,162
Other long-term liabilities	367,624	338,948
Total liabilities	1,664,699	1,119,589
Redeemable noncontrolling interests	345,833	327,601
Shareholders’ equity	2,859,667	2,648,306
Total liabilities and equity	$4,870,199	$4,095,496

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HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended April 30,
	2023	2022
Operating Activities:
Net income from consolidated operations	$218,065	$187,364
Depreciation and amortization	56,784	46,707
Employer contributions to HEICO Savings and Investment Plan	6,533	5,364
Share-based compensation expense	6,055	6,855
Increase (decrease) in accrued contingent consideration, net	1,842	(1,773)
Amendment and termination of contingent consideration agreement	(9,057)	—
Payment of contingent consideration	(6,299)	—
Deferred income tax (benefit) provision	(9,596)	2,080
Increase in accounts receivable	(21,222)	(20,263)
(Increase) decrease in contract assets	(9,267)	1,778
Increase in inventories	(75,251)	(42,766)
Decrease in current liabilities, net	(9,698)	(17,152)
Other	5,547	6,559
Net cash provided by operating activities	154,436	174,753

Investing Activities:
Acquisitions, net of cash acquired	(524,231)	(105,533)
Capital expenditures	(21,921)	(16,211)
Investments related to HEICO Leadership Compensation Plan	(14,000)	(11,700)
Other	362	(10,511)
Net cash used in investing activities	(559,790)	(143,955)

Financing Activities:
Borrowings (payments) on revolving credit facility, net	448,000	28,000
Distributions to noncontrolling interests	(22,650)	(10,576)
Redemptions of common stock related to stock option exercises	(14,811)	(23,692)
Cash dividends paid	(13,668)	(12,227)
Payment of contingent consideration	(12,610)	—
Acquisitions of noncontrolling interests	(2,733)	—
Proceeds from stock option exercises	4,074	1,610
Other	3,163	(1,220)
Net cash provided by (used in) financing activities	388,765	(18,105)

Effect of exchange rate changes on cash	4,246	(3,673)

Net (decrease) increase in cash and cash equivalents	(12,343)	9,020
Cash and cash equivalents at beginning of year	139,504	108,298
Cash and cash equivalents at end of period	$127,161	$117,318

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HEICO CORPORATION
Non-GAAP Financial Measures (Unaudited)
(in thousands, except ratios)

	Six Months Ended April 30,
EBITDA Calculation	2023	2022
Net income attributable to HEICO	$198,147	$171,931
Plus: Depreciation and amortization	56,784	46,707
Plus: Net income attributable to noncontrolling interests	19,918	15,433
Plus: Interest expense	17,441	1,775
Plus: Income tax expense	52,000	33,000
EBITDA (a)	$344,290	$268,846

	Three Months Ended April 30,
EBITDA Calculation	2023	2022
Net income attributable to HEICO	$105,120	$85,010
Plus: Depreciation and amortization	29,724	23,485
Plus: Net income attributable to noncontrolling interests	9,940	8,102
Plus: Interest expense	11,373	979
Plus: Income tax expense	31,000	29,000
EBITDA (a)	$187,157	$146,576

	Trailing Twelve Months Ended
EBITDA Calculation	April 30, 2023	October 31, 2022
Net income attributable to HEICO	$377,891	$351,675
Plus: Depreciation and amortization	106,410	96,333
Plus: Net income attributable to noncontrolling interests	43,433	38,948
Plus: Interest expense	22,052	6,386
Plus: Income tax expense	119,400	100,400
EBITDA (a)	$669,186	$593,742

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Net Debt Calculation	April 30, 2023	October 31, 2022
Total debt	$754,639	$290,274
Less: Cash and cash equivalents	(127,161)	(139,504)
Net debt (a)	$627,478	$150,770

Total debt	$754,639	$290,274
Shareholders' equity	$2,859,667	$2,648,306
Total debt to shareholders' equity ratio	26.4%	11.0%

Net debt	$627,478	$150,770
Shareholders' equity	$2,859,667	$2,648,306
Net debt to shareholders' equity ratio (a)	21.9%	5.7%

Total debt	$754,639	$290,274
Net income attributable to HEICO (trailing twelve months)	$377,891	$351,675
Total debt to net income attributable to HEICO ratio	2.0	.83

Net debt	$627,478	$150,770
EBITDA (trailing twelve months)	$669,186	$593,742
Net debt to EBITDA ratio (a)	.94	.25

(a) See the "Non-GAAP Financial Measures" section of this press release.